EXHIBIT 99.1

VASCO Reports Results for Second Quarter and First Six Months of 2008.

Revenues for the second quarter 2008 increased 9% over second quarter 2007 and were the highest in the Company’s history; Operating income decreased 4% over second quarter 2007. Updated guidance for full-year 2008 provided. Financial results for the second quarter of 2008 to be discussed on conference call today at 10:00 a.m. E.D.T.

OAKBROOK TERRACE, IL., and ZURICH, Switzerland, July 24, 2008—VASCO Data Security International, Inc. (Nasdaq: VDSI) ( www.vasco.com) today reported financial results for the second quarter and six months ended June 30, 2008.

Revenue for the second quarter of 2008 increased 9% to $35.4 million from $32.4 million for the second quarter of 2007, and for the first six months of 2008, increased 9% to $64.3 million from $58.8 million for the first six months of 2007.

Net income for the second quarter of 2008 was $7.5 million, or $0.20 per diluted share, an increase of $0.6 million, or 9%, from $6.9 million, or $0.18 per diluted share, for the comparable period in 2007. Net income for the first six months of 2008 was $12.4 million, or $0.32 per diluted share, an increase of $0.5 million, or 5%, from $11.8 million, or $0.31 per diluted share, for the comparable period in 2007.

Other Financial Highlights:

•

Gross profit was $25.4 million, or 72% of revenue, for the second quarter of 2008 and $45.4 million, or 71% of revenue, for the first six months of 2008. Gross profit was $20.7 million, or 64% of revenue for the second quarter of 2007 and $38.2 million, or 65% of revenue, for the first six months of 2007.

•

Operating expenses for the second quarter and first six months of 2008 were $16.4 million and $30.6 million, respectively, an increase of 46% from $11.2 million reported for the second quarter of 2007 and an increase of 40% from $21.9 million reported for the first six months of 2007. Operating expenses for the second quarter and first six months of 2008 included $0.8 million and $1.5 million, respectively, related to stock-based incentives.

•

Operating income for the second quarter and first six months of 2008 was $9.0 million and $14.9 million, respectively, a decrease of $0.4 million, or 4%, from $9.4 million reported for the second quarter of 2007 and a decrease of $1.4 million, or 9%, from $16.3 million reported for the first six months of 2007. Operating income, as a percentage of revenue, for the second quarter and first six months of 2008 was 26% and 23%, respectively, compared to 29% and 28% for the comparable periods in 2007.

•

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $9.9 million and $16.9 million for the second quarter and first six months of 2008, respectively, a decrease of 3% from $10.2 million reported for the second quarter of 2007 and a decrease of 5% from $17.7 million reported for the first six months of 2007.

•

Net cash balances, cash balances less borrowing under VASCO’s line of credit, at June 30, 2008 totaled $42.1 million compared to $47.8 million and $38.8 million at March 31, 2008 and December 31, 2007, respectively.

Operational and Other Highlights:

•

VASCO won 516 new customers in Q2 2008 (79 new banks and 437 new enterprise security customers). For the first six months of 2008, VASCO won 1,107 new customers (150 banks and 957 enterprise security customers).

•	Banco Itau (Brazil) secures more than 1.6 million end users with VACMAN Controller/Digipass GO3

•	Independent Bankers’ Bank (U.S.) secures online banking with VACMAN Controller/Digipass GO6

•	Mizuho Bank (Japan), Intesa Sanpaolo (Italy) and Banco Itau (Brazil) receive VASCO’s Market Vision Award

•	Digipass integrated into SonicWall SSL-VPN

•	VASCO opens subsidiary in Mumbai India

•	VASCO expands US Channel Partner Program

•	VASCO ranks 5th in Fortune Small Business Top 100 and 14th in BusinessWeek’s Hot Growth Companies top 50.

Guidance for full-year 2008:

VASCO updated its full-year 2008 guidance as follows:

•	Revenue growth of 15% to 25% for the full-year 2008 over full-year 2007, a reduction from its previous guidance of 10 percentage points in each end of the range,

•	Gross margins as a percentage of revenue of 60% to 68% for full-year 2008, which is unchanged from previous guidance, and

•	Operating margins as a percentage of revenue of 20% to 25% for full-year 2008, which is also unchanged from previous guidance.

“We are pleased with the progress we saw in the business in Q2,” stated T. Kendall Hunt, Chairman & CEO. “Not only did we report a record level of revenues for a quarter, but we also increased our deferred revenues and saw a strong order flow throughout the quarter. The current order flow reinforces our belief that our growth rates over 2007 will accelerate in the second half of the year. We are, however, reducing our revenue guidance for two primary reasons. One is to more fully consider the impact of our business strategies where a larger portion of our business activity relates to recurring software revenue, which may be deferred and recognized in future periods. The second is to reflect a more conservative outlook for the full year given the uncertainty of the world economies.”

“We are continuing to make investments in our infrastructure and continuing our aggressive hiring plan,” said Jan Valcke, VASCO’s President and COO. “Our business mix is evolving favorably, as expressed by the increase in gross margins. It is our goal to accelerate our growth in enterprise security and other non-traditional markets while strengthening our position in the banking sector.”

Cliff Bown, Executive Vice President and CFO added, “The continued strong operating performance has allowed us to both invest strongly in the business and strengthen our balance sheet. While our net cash balance decreased $5.7 million or 12% during the quarter, our working capital increased $7.8 million or 13% from March 31, 2008. Days Sales Outstanding (DSO) in net accounts receivable increased to approximately 83 days at June 30, 2008 from 67 days and 76 days at March 31, 2008 and December 31, 2007, respectively.”

Conference Call Details

In conjunction with this announcement, VASCO Data Security International, Inc. will host a conference call today, July 24, 2008, at 10:00 a.m. EDT - 16:00h CET. During the Conference Call, Mr. Ken Hunt, CEO, Mr. Jan Valcke, President and COO, and Mr. Cliff Bown, CFO, will discuss VASCO’s results for the second quarter 2008.

To participate in this Conference Call, please dial one of the following numbers:

USA/Canada: 888 562 3356

International: +1 973 582 2700

Participants should reference Conference ID - 54791512#.

The Conference Call is also available in listen-only mode on www.vasco.com. Please log on 15 minutes before the start of the Conference Call in order to download and install any necessary software. The recorded version of the Conference Call will be available on the VASCO website 24 hours a day.

VASCO Data Security International, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Net revenue	$35,409	$32,442	$64,337	$58,847
Cost of goods sold	10,007	11,755	18,895	20,630

Gross profit	25,402	20,687	45,442	38,217
Operating costs:
Sales and marketing	9,036	6,659	16,737	12,749
Research and development	2,966	2,076	5,656	3,999
General and administrative	4,230	2,249	7,765	4,636
Amortization of purchased intangible assets	124	253	396	511

Total operating costs	16,356	11,237	30,554	21,895

Operating income	9,046	9,450	14,888	16,322
Interest income, net	277	80	534	138
Other income (expense), net	(43)	(8)	217	(45)

Income before income taxes	9,280	9,522	15,639	16,415
Provision for income taxes	1,822	2,666	3,284	4,596

Net income	$7,458	$6,856	$12,355	$11,819

Net income per share:
Basic	$0.20	$0.19	$0.33	$0.32
Diluted	$0.20	$0.18	$0.32	$0.31
Weighted average common shares outstanding:
Basic	37,130	36,879	37,120	36,722

Diluted	38,198	38,228	38,253	38,115

VASCO Data Security International, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash and equivalents	$42,076	$38,833
Accounts receivable, net of allowance for doubtful accounts	32,384	25,721
Inventories	10,833	7,076
Prepaid expenses	1,550	1,712
Foreign sales tax receivable	7,661	4,919
Deferred income taxes	258	476
Other current assets	175	180

Total current assets	94,937	78,917
Property and equipment, net	3,000	2,140
Goodwill, net of accumulated amortization	15,361	14,319
Intangible assets, net of accumulated amortization	2,109	2,295
Other assets, net of accumulated amortization	3,647	3,005

Total assets	$119,054	$100,676

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	6,395	7,757
Deferred revenue	6,200	5,608
Accrued wages and payroll taxes	5,493	5,330
Income taxes payable	5,283	4,008
Other accrued expenses	4,703	3,776

Total current liabilities	28,074	26,479
Deferred warranty	226	309
Accrued compensation	723	1,281
Deferred revenue	1,206	457
Deferred tax liability	542	611

Total liabilities	30,771	29,137

Stockholders’ equity:
Common Stock	37	37
Additional paid-in capital	65,597	64,734
Accumulated income	12,920	565
Accumulated other comprehensive income	9,729	6,203

Total stockholders’ equity	88,283	71,539

Total liabilities and stockholders’ equity	$119,054	$100,676

Reconciliation of Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) to net income:

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(in thousands, unaudited)		(in thousands, unaudited)
EBITDA	$9,896	$10,207	$16,917	$17,761

Interest income, net	277	80	534	138
Provision for income taxes	(1,822)	(2,666)	(3,284)	(4,596)
Depreciation and amortization	(893)	(765)	(1,812)	(1,484)

Net income	$7,458	$6,856	$12,355	$11,819

EBITDA is a non-GAAP financial measure within the meaning of applicable U.S. Securities and Exchange Commission rules and regulations. We use EBITDA as a measure of performance, a simplified tool for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation and amortization we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation and amortization), or deal with the structure or financing of the business (e.g., interest) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find that the comparison of our results to those of our competitors is facilitated when we do not need to consider the impact of those items on our competitors’ results.

EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States. While we believe that EBITDA, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate our full performance or our prospects. Such an evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and the other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, which will be filed as part of our annual report on Form 10-K, provides the full accounting for how we have decided to use resources provided to us from our customers, lenders and shareholders.

About VASCO: VASCO is a leading supplier of strong authentication and e-signature solutions and services specializing in Internet Security applications and transactions. VASCO has positioned itself as a global software company for Internet Security serving a customer base of more than 7,600 companies in more than 100 countries, including more than 1,150 international financial institutions. VASCO’s prime markets are the financial sector, enterprise security, e-commerce and e-government.

Forward Looking Statements

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as “believes,” “anticipates,” “plans,” “expects,” and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

Reference is made to our public filings with the U.S. Securities and Exchange Commission for further information regarding VASCO and our operations.

For more information contact:

Jochem Binst, +32 2 609 97 40, jbinst@vasco.com